As filed with the Securities and Exchange Commission on December 14, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENTS ON FORM S-8

Under

The Securities Act of 1933

OGLEBAY NORTON COMPANY

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-1888342
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

North Point Tower

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114-1151

(Address of Principal Executive Offices)

Oglebay Norton Incentive Savings and Stock Ownership Plan

Oglebay Norton Company Performance Option Agreement

Oglebay Norton Company Director Fee Deferral Plan

Oglebay Norton Company 1999 Long-Term Incentive Plan

(Full Title of the Plans)

Rochelle F. Walk

Vice President, General Counsel and Secretary

Oglebay Norton Company

North Point Tower

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114

Telephone: (216) 861-3300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY STATEMENT

Oglebay Norton Company, an Ohio corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to deregister certain securities originally registered pursuant to separate Registration Statements on Form S-8 filed on March 29, 1999, registration nos. 333-75221, 333-75223, and 333-75225, and August 2, 1999, registration no. 333-84243 (collectively, the “Registration Statements”), with respect to shares of the Registrant’s Common Stock, par value $1.00 (“Common Stock”), and related plan interests, thereby registered for offer or sale pursuant to the Oglebay Norton Incentive Savings and Stock Ownership Plan, Oglebay Norton Company Director Fee Deferral Plan, the Oglebay Norton Company Performance Option Agreement, and the Oglebay Norton Company 1999 Long-Term Incentive Plan and Option Agreements with two executive officers, respectively (collectively, the “Plans”).

An aggregate of 1,003,174 shares of Common Stock were registered for issuance pursuant to the Plans. Of those, 200,000 shares were registered for the Oglebay Norton Incentive Savings and Stock Ownership Plan, 100,000 shares were registered for the Oglebay Norton Company Director Fee Deferral Plan, 380,174 shares were registered for the Oglebay Norton Company Performance Option Agreement, and 300,000 shares were registered for the Oglebay Norton Company 1999 Long-Term Incentive Plan and 23,000 shares were registered for Option Agreements with two executive officers.

In connection with the Registrant’s emergence from chapter 11 bankruptcy protection on January 31, 2005, all outstanding shares of Common Stock were canceled as of such date, including without limitation the Common Stock registered pursuant to the Registration Statements for offer or sale under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 14, 2005.

OGLEBAY NORTON COMPANY

By:	/s/ Rochelle F. Walk
Rochelle F. Walk
Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael D. Lundin Michael D. Lundin	President and Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2005

/s/ Julie A. Boland Julie A. Boland	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 14, 2005

/s/ Thomas O. Boucher, Jr. Thomas O. Boucher, Jr.	Director, Chairman	December 14, 2005

/s/ DeLyle W. Bloomquist DeLyle W. Bloomquist	Director	December 14, 2005

/s/ Eugene I. Davis Eugene I. Davis	Director	December 14, 2005

/s/ Laurence V. Goddard Laurence V. Goddard	Director	December 14, 2005

/s/ Robert H. Kanner Robert H. Kanner	Director	December 14, 2005

/s/ John P. O’Brien John P. O’Brien	Director	December 14, 2005